EXHIBIT 99.1
THIS DRAFT PLAN OF REORGANIZATION IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS DRAFT IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO FED.R.EVID. 408 AND ANY SIMILAR RULE OF EVIDENCE.
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
DURA AUTOMOTIVE SYSTEMS, INC., et al.	)	Case No. 06-11202 (KJC)
	)	(Jointly Administered)
)
Debtors.	)

THE DEBTORS’ JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP
Marc Kieselstein, P.C. (admitted pro hac vice)
Paul M. Basta (admitted pro hac vice)
Roger J. Higgins (admitted pro hac vice)
Ryan Blaine Bennett (admitted pro hac vice)
200 East Randolph Drive
Chicago, Illinois 60601
Counsel for the Debtors and Debtors-in-Possession
RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi (Bar No. 2732)
Jason M. Madron (Bar No. 4431)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801

Dated: August 22, 2007

THE DEBTORS’ JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

     Pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., the debtors and debtors-in-possession in the above-captioned and numbered cases hereby respectfully propose the following joint plan of reorganization under chapter 11 of the Bankruptcy Code.
1.
DEFINED TERMS AND RULES OF INTERPRETATION
(a) Rules of Interpretation
     (i) For purposes herein: (A) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (B) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (C) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (D) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (E) the words ‘‘herein,’’ “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (F) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (G) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (H) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.
     (ii) The provisions of Fed.R.Bankr.P. 9006(a) shall apply in computing any period of time prescribed or allowed hereby.
     (iii) All references herein to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.
(b) Defined Terms
     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:
     (i) “Accrued Professional Compensation” means, at any given moment, all accrued and/or unpaid fees and expenses (including, but not limited to: (a) success fees; and (b) fees or expenses allowed or awarded by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction) for legal, financial advisory, accounting and other services and reimbursement of expenses that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise rendered prior to the entry of the Confirmation Order by all Retained Professionals in the Chapter 11 Cases that the Bankruptcy Court has not denied by a Final Order, to the extent that any such fees and expenses have not been previously paid regardless of whether a fee application has been filed for any such amount. To the extent that the Bankruptcy Court or any higher court denies by a Final Order any amount of a Retained Professional’s fees or expenses, then those amounts shall no longer be Accrued Professional Compensation.
     (ii) “Administrative Claim” means a Claim that has been timely filed, pursuant to the deadline and procedure set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court), for costs and expenses of administration under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to: (A) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (B) Accrued Professional Compensation; (C) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930; and (D) fees and expenses payable prior to entry of the Confirmation Order under the Backstop Rights Purchase Agreement and Exit Credit Facility.
     (iii) “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code.
     (iv) “Allowed” means, with respect to any Claim or Equity Interest, except as otherwise provided herein: (a) a Claim or Equity Interest that has been scheduled by the Debtors in their schedules of liabilities as other than disputed, contingent or unliquidated and as to which Debtors or other party in interest has not filed an objection by the Claims Objection Bar Date; (b) a Claim or Equity Interest that either is not Disputed or has been allowed by a Final Order; (c) a Claim or Equity Interest that is allowed: (i) in any stipulation of amount and nature of Claim executed prior to the entry of the Confirmation Order and approved by the Bankruptcy Court; (ii) in any stipulation with Debtors of amount and nature of Claim or Equity Interest executed on or after the entry of the Confirmation Order; or (iii) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim or Equity Interest that is allowed pursuant to the terms hereof; or (e) a Disputed Claim as to which a proof of claim has been timely filed and as to which no objection has been filed by the Claims Objection Bar Date.
     (v) “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies under sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code, and including the Second Lien Litigation.
     (vi) “Backstop Party” means Pacificor, LLC.
     (vii) “Backstop Rights Purchase Agreement” means that certain Amended Backstop Rights Purchase Agreement, dated as of August 13, 2007, by and among Dura Automotive Systems, Inc., and the Backstop Party, pursuant to which the Backstop Party has agreed to purchase all Rights Offering Shares that are not purchased by holders of Senior Notes Claims as part of the Rights Offering [Docket No. 1611].
     (viii) “Bankruptcy Code” means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.
     (ix) “Bankruptcy Court” means the United States District Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States Bankruptcy Court for the District of Delaware.
     (x) “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, promulgated under 28 U.S.C. § 2075, the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, the Local Rules of Civil Practice and Procedure of the United States District Court for the District of Delaware, and general orders and chambers procedures of the Bankruptcy Court, each as applicable to the Chapter 11 Cases and as amended from time to time.
     (xi) “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Fed.R.Bankr.P. 9006(a)).
     (xii) “Canadian Information Officer” means RSM Richter Inc., as information officer in the Canadian Proceedings, which provides the Ontario Superior Court of Justice with updates on material activities in the Chapter 11 Cases.
     (xiii) “Canadian Proceedings” means those proceedings commenced when the Debtors filed for creditor protection under the Companies’ Creditors Arrangement Act, as amended, in the Ontario Superior Court of Justice on the Petition Date, administered under commercial court file number 06-CL-6712.

     (xiv) “Canadian Recognition Order” means an order in the Canadian Proceedings recognizing and giving full effect to the Plan.
     (xv) “Cash” means legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and readily marketable securities or instruments issued by an Entity, including, without limitation, readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody’s rating of “A” or better, or equivalent rating of any other nationally recognized rating service, or interest bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders’ equity or capital of not less than one hundred million dollars ($100,000,000) having maturities of not more than one (1) year, at the then best generally available rates of interest for like amounts and like periods.
     (xvi) “Causes of Action” means all claims, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including, but not limited to, all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other entities under the Bankruptcy Code, including Avoidance Actions and all such matters set forth in 6(e) and 9(d)) of any of the Debtors, the Debtors-in-Possession, and/or the Estates (including, but not limited to, those actions set forth in the Plan Supplement) that are or may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date against any entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.
     (xvii) “Chapter 11 Cases” means cases commenced when the Debtors each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on the Petition Date, jointly administered under case number 06-11202 (KJC), with the following case numbers: 06-11202, 06-11203, 06-11204, 06-11205, 06-11206, 06-11207, 06-11208, 06-11209, 06-11210, 06-11211, 06-11212, 06-11213, 06-11214, 06-11215, 06-11216, 06-11217, 06-11218, 06-11219, 06-11220, 06-11221, 06-11222, 06-11223, 06-11224, 06-11225, 06-11226, 06-11227, 06-11228, 06-11229, 06-11230, 06-11231, 06-11232, 06-11233, 06-11234, 06-11235, 06-11236, 06-11237, 06-11238, 06-11239, 06-11240, 06-11241, 06-11242 and 06-11243.
     (xviii) “Claim” means a “claim” (as that term is defined in section 101(5) of the Bankruptcy Code) against a Debtor.
     (xix) “Claims Objection Bar Date” means the bar date for objecting to proofs of claim, which shall be one year after the Effective Date, provided, however, that the Reorganized Debtors may seek additional extensions of this date from the Bankruptcy Court.
     (xx) “Class” means a category of holders of Claims or Equity Interests as set forth in 3 pursuant to section 1122(a) of the Bankruptcy Code.
     (xxi) “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, former employees, retirees and non employee directors and the employees, former employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans.
     (xxii) “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
     (xxiii) “Convertible Subordinated Debentures” means those certain 7.5% convertible subordinated debentures due March 31, 2028, issued pursuant to the Convertible Subordinated Indenture by Dura Automotive Systems, Inc.

     (xxiv) “Convertible Subordinated Indenture” means that certain Junior Convertible Subordinated Indenture, dated as of March 20, 1998, by and among Dura Automotive Systems, Inc. (as issuer), and The First National Bank of Chicago (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date.
     (xxv) “Convertible Trust Guarantees” means, collectively: (a) that certain Guarantee Agreement relating to preferred securities issued by Dura Automotive Systems Capital Trust, by and among Dura Automotive Systems, Inc. (as guarantor), and The First National Bank of Chicago (as guarantee trustee), dated March 20, 1998; and (b) that certain Guarantee Agreement relating to common securities issued by Dura Automotive Systems Capital Trust, by and among Dura Automotive Systems, Inc. (as guarantor), and The First National Bank of Chicago (as guarantee trustee), dated March 20, 1998.
     (xxvi) “Creditors’ Committee” means the official committee of unsecured creditors for the Chapter 11 Cases appointed by the United States Trustee for the District of Delaware, pursuant to section 1102 of the Bankruptcy Code, on November 8, 2006 [Docket No. 170], November 9, 2006 [Docket No. 188], and December 7, 2006 [Docket No. 373].
     (xxvii) “Debtors” or “Debtors-in-Possession” means, collectively, Adwest Electronics Inc., Atwood Automotive, Inc., Atwood Mobile Products, Inc., Automotive Aviation Partners, LLC, Creation Group Holdings, Inc., Creation Group Transportation, Inc., Creation Group, Inc., Creation Windows, Inc., Creation Windows, LLC, Dura Aircraft Operating Company, LLC, Dura Automotive Canada ULC, Dura Automotive Systems (Canada), Ltd., Dura Automotive Systems Cable Operations, Inc., Dura Automotive Systems, Inc., Dura Automotive Systems of Indiana, Inc., Dura Brake Systems, L.L.C., Dura Cables North LLC, Dura Cables South LLC, Dura Canada LP, Dura Fremont L.L.C., Dura Gladwin L.L.C., Dura Global Technologies, Inc., Dura G.P., Dura Holdings Canada LP, Dura Holdings ULC, Dura Mancelona L.L.C., Dura Ontario, Inc., Dura Operating Canada LP, Dura Operating Corp., Dura Services L.L.C., Dura Shifter L.L.C., Dura Spicebright, Inc., Kemberly, Inc., Kemberly, LLC, Mark I Molded Plastics of Tennessee, Inc., Patent Licensing Clearinghouse L.L.C., Spec Temp, Inc., Trident Automotive Canada Co., Trident Automotive, L.L.C., Trident Automotive, L.P., Trident Automotive Limited, and Universal Tool & Stamping Company, Inc.
     (xxviii) “DIP Facility” means, collectively, the “Postpetition Credit Agreements” and “Postpetition Financing Documents” (as each of those terms is defined in the Final DIP Order).
     (xxix) “DIP Lenders” means, collectively, the “Postpetition Secured Parties” (as that term is defined in the Final DIP Order).
     (xxx) “Disclosure Statement” means the Disclosure Statement for the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated [___], 2007 [Docket No. ___], prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules, and any other applicable law, and approved by the Bankruptcy Court, as it is amended, supplemented, or modified from time to time.
     (xxxi) “Disputed” means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent, unless a proof of Claim has been timely filed; (b) as to which a Debtor or Reorganized Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules; or (c) as otherwise disputed by a Debtor or Reorganized Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.
     (xxxii) “Distribution Shares” means the shares of New Common Stock to be issued on the Effective Date or reserved for issuance as of the Effective Date (subject to dilution by the issuance, if any, of New Common Stock pursuant to the Management Equity Program after the Effective Date), the number of which shall equal the quotient of: (a) the estimated mid-point equity value of the Reorganized Debtors as of an assumed Effective Date of November 1, 2007, based upon information available to and analyses undertaken by Miller Buckfire & Co., LLC, as of August 2007; divided by (b) the New Common Stock Price.

     (xxxiii) “Effective Date” means the date selected by the Debtors that is a Business Day after the entry of the Confirmation Order on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions specified in 8(a) have been (i) satisfied or (ii) waived pursuant to 8(b).
     (xxxiv) “Entity” means an “entity” (as that term is defined in section 101(15) of the Bankruptcy Code).
     (xxxv) “Equity Interest” means any equity interest in a Debtor that existed immediately prior to the Petition Date, including, but not limited to: (a) any common equity interest in a Debtor that existed immediately prior to the Petition Date, including, but not limited to, all issued, unissued, authorized or outstanding shares of common stock, together with any warrants, options or legal, contractual or equitable rights to purchase or acquire such interests at any time; and (b) any preferred equity interest in a Debtor that existed immediately prior to the Petition Date, including, but not limited to, all issued, unissued, authorized or outstanding shares of preferred stock, together with any warrants, options or legal, contractual or equitable rights to purchase or acquire such interests.
     (xxxvi) “Estate” means the estate of a Debtor created on the Petition Date by section 541 of the Bankruptcy Code.
     (xxxvii) “Exculpated Parties” means, collectively, the Debtors, former officers and directors of the Debtors that served as officers or directors as of the Petition Date, Reorganized Debtors, Canadian Information Officer, Releasing Parties, and each of their respective Representatives (each of the foregoing in its individual capacity as such).
     (xxxviii) “Exit Credit Facility” means the credit facility or facilities to be entered into by the Reorganized Debtors on the Effective Date.
     (xxxix) “Fee Auditor Order” means that order appointing a fee auditor and establishing procedures related to Retained Professionals’ compensation, entered by the Bankruptcy Court on December 22, 2006 [Docket No. 439].
     (xl) “Final DIP Order” means that certain order authorizing the Debtors to enter into the DIP Facility, entered by the Bankruptcy Court on November 21, 2006 [Docket No. 284].
     (xli) “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or has otherwise been dismissed with prejudice.
     (xlii) “First Lien Lenders” means, collectively, “Prepetition First Priority Agents” and “Prepetition First Priority Lenders” (as each of those terms is defined in the Final DIP Order).
     (xliii) “General Unsecured Claims” means Claims against any Debtor that are neither Administrative Claims, DIP Facility Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Second Lien Facility Claims, Section 510 Subordinated Claims, nor Equity Interests.
     (xliv) “Impaired” means, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.
     (xlv) “Intercompany Claims” means Claims held by a Debtor or Affiliate of the Debtors against another Debtor or Affiliate of the Debtors.
     (xlvi) “Management Equity Program” means that certain compensation program providing for New Common Stock equal to 10% of the Distribution Shares to be reserved, consisting of grants of equity, restricted stock or options, the terms of which program are to be determined and implemented by the New Board or any compensation committee thereof as soon as reasonably practicable after the Effective Date.
     (xlvii) “New Board” means, as of the Effective Date, the initial board of directors of Reorganized Dura Automotive Systems, Inc., as determined pursuant to the Stockholders’ Agreement.

     (xlviii) “New Common Stock” means the common stock of Reorganized Dura Automotive Systems, Inc.
     (xlix) “New Common Stock Price” means the per share price of New Common Stock as of the Effective Date.
     (l) “New Organizational Documents” means, collectively: (a) the new certificates of incorporation, certificates of organization or limited partnership certificates to be filed by the Reorganized Debtors in their respective states of organization; (b) any other corporate, constituent or organizational documents that may be necessary or appropriate to file in connection with the incorporation or formation of the Reorganized Debtors; (c) the Stockholders’ Agreement and Registration Rights Agreement; and (d) any other subscription agreement, stockholders agreement or registration rights agreement to be entered into on or prior to the Effective Date.
     (li) “Other General Unsecured Claims” means General Unsecured Claims that are neither Senior Notes Claims, Subordinated Notes Claims, nor Convertible Subordinated Debentures Claims.
     (lii) “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.
     (liii) “Other Secured Claim” means any Secured Claim against the Debtors not specifically described herein; provided, however, that Other Secured Claims shall not include DIP Facility Claims or Second Lien Facility Claims.
     (liv) “Petition Date” means October 30, 2006.
     (lv) “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to be filed no later than twenty-five (25) Business Days prior to the hearing at which the Bankruptcy Court considers whether to confirm the Plan, as it may thereafter be altered, amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, comprising, without limitation, the following documents: (A) the New Organizational Documents; (B) the list of Debtor mergers to be consummated on the Effective Date; (C) the list of retained Causes of Action (including those representing exceptions to the release provisions of 9(b)); (D) to the extent known, the identity of New Board members and the nature of any compensation for any member of the New Board who is an “Insider” under the Bankruptcy Code; (E) the list of executory contracts and unexpired leases to be assumed; (F) the list of executory contracts and unexpired leases to be rejected; (G) the list of unexpired directors’ and officers’ liability insurance policies; (H) the list of Compensation and Benefits Programs to be assumed as amended pursuant to 5(f)(ii) or otherwise; and (I) the list of Compensation and Benefits Programs to be rejected.
     (lvi) “Plan” means this joint plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules or herewith, as the case may be, and the Plan Supplement, which is incorporated herein by reference.
     (lvii) “Priority Tax Claim” means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
     (lviii) “Pro Rata” means, in reference to distributions under the Plan, as applicable: (a) the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class; or (b) the proportion that the aggregate Allowed Claims in a particular Class of General Unsecured Claims bears to the aggregate amount of Allowed General Unsecured Claims.
     (lix) “Punitive Damage Claim” means a Claim for punitive damages which has been or may be asserted against a Debtor in litigation initiated on or prior to the Petition Date that has been subordinated by an order of the Bankruptcy Court to Senior Notes Claims, Subordinated Notes Claims, Convertible Subordinated Debentures Claims and Other General Unsecured Claims.
     (lx) “Registration Rights Agreement” means that certain registration rights agreement to be included in the Plan Supplement.

     (lxi) “Releasees” means, collectively, the Debtors, former officers and directors of the Debtors, Reorganized Debtors, Canadian Information Officer, Releasing Parties, and each of their respective Representatives (each of the foregoing in its individual capacity as such).
     (lxii) “Releasing Parties” means, collectively, the Backstop Party, DIP Lenders, First Lien Lenders, Second Lien Lenders, Senior Notes Indenture Trustee, Creditors’ Committee and members thereof, holders of Senior Notes Claims that purchase Rights Offering Shares through the Rights Offering, and holders of Claims voting to accept the Plan (each of the foregoing being in its individual capacity as such); provided, however, that the Releasing Parties shall not include holders of Claims in Classes voting to reject the Plan.
     (lxiii) “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.
     (lxiv) “Representatives” means, with regard to an Entity, officers, directors, employees, advisors, attorneys, professionals, accountants, investment bankers, financial advisors, consultants, agents and other representatives (including their respective officers, directors, employees, members and professionals).
     (lxv) “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
     (lxvi) “Rights Offering” means an offering of the Rights Offering Shares for the Rights Offering Amount to those holders of Senior Notes Claims that are “accredited investors” (as that term is defined in Regulation D promulgated under the Securities Act).
     (lxvii) “Rights Offering Amount” means an amount not less than $140 million and not more than $160 million, which may vary only in increments of $5 million (starting at $140 million), shall be determined by the Debtors prior to the hearing at which the Bankruptcy Court considers whether to confirm the Plan, and may be amended by the Debtors from time to time.
     (lxviii) “Rights Offering Shares” means shares of New Common Stock constituting, if the Rights Offering Amount is: (a) $140 million, approximately 39.3% of the Distribution Shares; (b) $145 million, approximately 40.2% of the Distribution Shares; (c) $150 million, 41.0% of the Distribution Shares; (d) $155 million, approximately 41.8% of the Distribution Shares; or (e) $160 million, approximately 42.6% of the Distribution Shares.
     (lxix) “Schedules” mean the schedules of assets and liabilities, schedules of executory contracts and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code.
     (lxx) “Second Lien Facility” means, collectively, the “Prepetition Second Priority Credit Agreement” and “Prepetition Second Priority Financing Documents” (as each of those terms is defined in the Final DIP Order).
     (lxxi) “Second Lien Lenders” means, collectively, “Prepetition Second Priority Agents,” “Prepetition Second Priority Lenders” and “Second Lien Committee” (as each of those terms is defined in the Final DIP Order).
     (lxxii) “Second Lien Litigation” means, collectively: (a) potential litigation under applicable state law regarding the validity of certain UCC-1 financing statements identified in the Debtors’ Form 8-K report filed with the Securities and Exchange Commission on August 28, 2006; and (b) potential preference litigation under section 547 of the Bankruptcy Code regarding certain UCC-1 financing statements and UCC-1 financing statement amendments identified in the Debtors’ Form 8-K report filed with the Securities and Exchange Commission on August 28, 2006.
     (lxxiii) “Section 510 Subordinated Claims” means Claims subordinated to Senior Notes Claims, Subordinated Notes Claims, Convertible Subordinated Debentures Claims and Other General Unsecured Claims, whether before or after the Effective Date, pursuant to section 510 of the Bankruptcy Code or any other authority, including, but not limited to, Punitive Damage Claims, Claims arising from or based upon the Convertible Trust Guarantees, and any other Claim so subordinated by order of the Bankruptcy Court.
     (lxxiv) “Secured Claims” means: (a) Claims that are secured by a lien on property in which the Estates have an interest, which liens are valid, perfected and enforceable under applicable law or by reason of a Final Order, or that are subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estates’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; and (b) Claims which are Allowed under the Plan as a Secured Claim.
     (lxxv) “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended, or any similar federal, state or local law.
     (lxxvi) “Senior Notes” means those certain 8.625% senior notes due April 15, 2012, issued pursuant to the Senior Notes Indenture by Dura Operating Corp.
     (lxxvii) “Senior Notes Indenture” means that certain Indenture, dated as of April 18, 2002, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and BNY Midwest Trust Company (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date.
     (lxxviii) “Senior Notes Indenture Trustee” means “Trustee” (as that term is defined in the Senior Notes Indenture).
     (lxxix) “Stockholders’ Agreement” means that certain stockholders’ agreement, the terms of which shall be consistent with that certain Stockholders’ Agreement Term Sheet filed with the Bankruptcy Court on August 17, 2007 [Docket No. 1671], to be included in the Plan Supplement.
     (lxxx) “Subordinated Notes” means those certain 9% senior subordinated notes (all series) due May 1, 2009, issued pursuant to the Subordinated Notes Indentures by Dura Operating Corp.
     (lxxxi) “Subordinated Notes Indentures” means, collectively: (a) that certain Indenture, dated as of April 22, 1999, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and U.S. Bank Trust National Association (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date; (b) that certain Indenture, dated as of April 22, 1999, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and U.S. Bank Trust National Association (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date; and (c) that certain Indenture, dated as of June 22, 2001, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and U.S. Bank Trust National Association (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date.
     (lxxxii) “Trade Claims” means Other General Unsecured Claims of trade vendors and service providers incurred by the Debtors in the ordinary course of business.
     (lxxxiii) “Unimpaired” means, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.
     (lxxxiv) “Unsecured Creditor Equity Distribution” means shares of New Common Stock constituting, if the Rights Offering Amount is: (a) $140 million, approximately 60.7% of the Distribution Shares; (b) $145 million, approximately 59.8% of the Distribution Shares; (c) $150 million, 59.0% of the Distribution Shares; (d) $155 million, approximately 58.2% of the Distribution Shares; or (e) $160 million, approximately 57.4% of the Distribution Shares.

2.
ADMINISTRATIVE AND PRIORITY CLAIMS
(a) Administrative Claims
     Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, each holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash: (a) on the Effective Date or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as practicable thereafter); (b) if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due); (c) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed Administrative Claims comprising obligations incurred in the ordinary course of business or otherwise assumed by a Debtor pursuant hereto will be assumed on the Effective Date, and thereafter, paid or performed by the respective Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing any such obligations, provided, further, that Administrative Claims do not include Claims filed after the applicable deadline set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court).
(b) DIP Facility Claims
     Notwithstanding anything to the contrary herein, on the Effective Date, the Allowed DIP Facility Claims will be paid in full in Cash in accordance with the terms of the DIP Facility, and cash collateral with respect to letters of credit outstanding on the Effective Date shall be provided in accordance with the terms of the DIP Facility.
(c) Priority Tax Claims
     (i) On the later of the Effective Date or the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, or, in each such case, as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive on account of such Claim, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (a) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (b) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code; and (c) over a period ending not later than 5 years after the Petition Date.
     (ii) Installment Payments: Any installment payments made pursuant to section 1129(a)(9)(C) of the Bankruptcy Code shall be in equal quarterly Cash payments beginning on the first day of the calendar month following the Effective Date, and subsequently on the first day of each third calendar month thereafter, as necessary. The amount of any Priority Tax Claim that is not otherwise due and payable on or prior to the Effective Date, and the rights of the holder of such Claim, if any, to payment in respect thereof shall: (A) be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; (B) survive after the Effective Date as if the Chapter 11 Cases had not been commenced; and (C) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, and notwithstanding any other provision of the Plan to the contrary, the Plan shall not alter or otherwise impair the legal, equitable, and contractual rights of any holder of a Priority Tax Claim that is not otherwise due and payable on or prior to the Effective Date.
(d) Other Priority Claims
     On or as soon as practicable after the Effective Date, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Claim, one of the following treatments, in the sole discretion of the Debtors: (a) full payment in Cash of its Allowed Other Priority Claim; or (b) treatment of its Allowed Other Priority Claim in a manner that leaves such Claim Unimpaired.

3.
CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS
(a) Summary
     (i) The following table classifies Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.
     (ii) Summary of Classification and Treatment of Classified Claims and Equity Interests.

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Deemed to Accept
2	Second Lien Facility Claims	Unimpaired	Deemed to Accept
3	Senior Notes Claims	Impaired	Entitled to Vote
4	Subordinated Notes Claims	Impaired	Deemed to Reject
5	Other General Unsecured Claims	Impaired	Entitled to Vote
6	Convertible Subordinated Debentures Claims	Impaired	Deemed to Reject
7	Section 510 Subordinated Claims	Impaired	Deemed to Reject
8	Equity Interests	Impaired	Deemed to Reject
(b) Classification and Treatment of Claims and Equity Interests
     (i) Class 1—Other Secured Claims
          (A) Classification: Class 1 consists of Other Secured Claims.
          (B) Treatment: Each holder of an Allowed Other Secured Claim will be placed in a separate subclass, and each subclass will be treated as a separate class for distribution purposes. On or as soon as practicable after the Effective Date, each holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Claim, in the sole discretion of the Debtors, except to the extent any holder of an Allowed Other Secured Claim agrees to a different treatment, either:
                    (1) the collateral securing such Allowed Other Secured Claim;
                    (2) Cash in an amount equal to the value of the collateral securing such Allowed Other Secured Claim; or
                    (3) the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be reinstated or rendered Unimpaired.
          (C) Voting: Class 1 is Unimpaired, and holders of Other Secured Claims are conclusively deemed to have accepted the Plan. All Other Secured Claims shall be subject to Allowance under the provisions of the Plan, including, but not limited to, 7.
     (ii) Class 2—Second Lien Facility Claims
          (A) Classification: Class 2 consists of Second Lien Facility Claims.
          (B) Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Second Lien Facility Claim shall receive, in full and final satisfaction of such Claim, full payment in Cash of its Allowed Second Lien Facility Claim.

          (C) Voting: Class 2 is Unimpaired, and holders of Second Lien Facility Claims are conclusively deemed to have accepted the Plan.
     (iii) Class 3—Senior Notes Claims
          (A) Classification: Class 3 consists of Senior Notes Claims.
          (B) Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Senior Notes Claim, shall receive, in full and final satisfaction of such Claim, its Pro Rata share of:
                    (1) the Allowed Senior Notes Claims’ Pro Rata share of the Unsecured Creditor Equity Distribution;
                    (2) pursuant to the subordination provisions of the Subordinated Notes Indentures, the Allowed Subordinated Notes Claims’ Pro Rata share of the Unsecured Creditor Equity Distribution; and
                    (3) pursuant to the subordination provisions of the Convertible Subordinated Indenture, the Allowed Convertible Subordinated Debentures Claims’ Pro Rata share of the Unsecured Creditor Equity Distribution.
          (C) Voting: Class 3 is Impaired, and holders of Senior Notes Claims are entitled to vote to accept or reject the Plan.
     (iv) Class 4—Subordinated Notes Claims
          (A) Classification: Class 4 consists of Subordinated Notes Claims.
          (B) Treatment: Holders of Subordinated Notes Claims shall neither receive nor retain any property under the Plan, pursuant to the Subordinated Notes Indentures, which subordinate their right to payment to the right of holders of Senior Notes Claims to payment in full prior to any distribution being made to holders of Subordinated Notes Claims.
          (C) Voting: Class 4 is Impaired, and holders of Subordinated Notes Claims are conclusively deemed to reject the Plan.
     (v) Class 5—Other General Unsecured Claims
          (A) Classification: Class 5 consists of Other General Unsecured Claims.
          (B) Treatment:
                    (1) Class 5A—Other General Unsecured Claims ≤ $75,000: On or as soon as practicable after the Effective Date, each holder of an Allowed Other General Unsecured Claim of $75,000 or less shall receive, in full and final satisfaction of such Claim, Cash in the amount of the product of: (A) its otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution, and (B) the New Common Stock Price. Each such Claim’s otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution shall be canceled and of no further force or effect.
                    (2) Class 5B—Trade Claims > $75,000: On or as soon as practicable after the Effective Date, each holder of an Allowed Trade Claim of more than $75,000 shall receive, in full and final satisfaction of such Claim, Cash in the amount of the product of: (A) its otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution, and (B) the New Common Stock Price. Each such Claim’s otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution shall be canceled and of no further force or effect.
                    (3) Class 5C—Non-Trade Other General Unsecured Claims > $75,000: On or as soon as practicable after the Effective Date, each holder of an Allowed Other General Unsecured Claim of more than $75,000 that is not a Trade Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the Unsecured Creditor Equity Distribution; provided, however, that each such holder may elect instead to receive, in full and final satisfaction of such Claim, the Cash distribution provided by this 3(b)(v)(B) to a holder of an Allowed Other General Unsecured Claim in the amount of $75,000, in which case such holder’s otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution shall be canceled and of no further force or effect.
                    (C) Voting: Class 5 is Impaired, and holders of Other General Unsecured Claims are entitled to vote to accept or reject the Plan; provided, however, that Other General Unsecured Claims shall be subject to Allowance under the provisions of the Plan, including, but not limited to, 7.
     (vi) Class 6—Convertible Subordinated Debentures Claims
          (A) Classification: Class 6 consists of Convertible Subordinated Debentures Claims.
          (B) Treatment: Holders of Convertible Subordinated Debentures Claims shall neither receive nor retain any property under the Plan, pursuant to the Convertible Subordinated Indenture, which subordinates their right to payment to the right of holders of Senior Notes Claims to payment in full prior to any distribution being made to holders of Convertible Subordinated Debentures Claims.
          (C) Voting: Class 6 is Impaired, and holders of Convertible Subordinated Debentures Claims are conclusively deemed to reject the Plan.
     (vii) Class 7—Section 510 Subordinated Claims
          (A) Classification: Class 7 consists of holders of Section 510 Subordinated Claims.
          (B) Treatment: Holders of Section 510 Subordinated Claims shall neither receive nor retain any property under the Plan.
          (C) Voting: Class 7 is Impaired, and holders of Section 510 Subordinated Claims are conclusively deemed to reject the Plan.
     (viii) Class 8—Equity Interests
          (A) Classification: Class 8 consists of Equity Interests.
          (B) Treatment: Holders of Equity Interests shall neither receive nor retain any property under the Plan.
          (C) Voting: Class 8 is Impaired, and holders of Equity Interests are conclusively deemed to reject the Plan.
(c) Subordination
     The treatment of Claims (including, but not limited to, Subordinated Notes Claims, Convertible Subordinated Debentures Claims, and Section 510 Subordinated Claims) and Equity Interests conforms to contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.
(d) Special Provision Governing Unimpaired Claims
     Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claim, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

(e) Non-Consensual Confirmation
     The Debtors reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by certain Classes. To the extent that any Class votes to reject the Plan, the Debtors further reserve the right to modify the Plan in accordance with 11(e).
4.
MEANS FOR IMPLEMENTATION OF THE PLAN
(a) Substantive Consolidation
     (i) The Plan is premised upon substantively consolidating the Debtors as set forth herein for the limited purposes of confirming and consummating the Plan, including but not limited to voting, confirmation and distribution. Each and every Claim filed or to be filed in the Chapter 11 Cases shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors.
     (ii) All guaranties by any of the Debtors of the obligations of any Debtor arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors.
     (iii) Such substantive consolidation shall not affect any liens or other security interests held by prepetition secured Claim holders.
     (iv) In the event the Bankruptcy Court authorizes the Debtors to substantively consolidate less than all of the Estates: (A) the Plan shall be treated as a separate plan of reorganization for each Debtor not substantively consolidated; and (B) the Debtors shall not be required to re-solicit votes with respect to the Plan.
(b) Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors
     (i) On the Effective Date, all assets of each Estate shall vest in the respective Reorganized Debtor, free and clear of all Claims, Interests, liens, charges or other encumbrances except to the extent otherwise provided herein or in the Confirmation Order.
     (ii) On and after the Effective Date, the Reorganized Debtors may engage in any act or activity authorized by the New Organizational Documents, without the Bankruptcy Court’s supervision or approval, and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or Confirmation Order.
(c) Treatment of Intercompany Claims
     On the Effective Date, the Reorganized Debtors shall, at their sole discretion, reinstate or compromise, as the case may be, Intercompany Claims.
(d)	Cancellation of Senior Notes, Subordinated Notes, Convertible Subordinated Debentures, and Equity Interests
     (i) On the Effective Date, except to the extent otherwise provided herein, all notes, stock, instruments, certificates, and other documents evidencing the Senior Notes Claims, Subordinated Notes Claims, Convertible Subordinated Debentures Claims, Convertible Trust Guarantees and Equity Interests shall be canceled, shall be of no further force, whether surrendered for cancellation or otherwise, and the obligations of the Debtors thereunder or in any way related thereto shall be discharged.
     (ii) On the Effective Date, except to the extent otherwise provided herein, any indenture relating to any of the foregoing shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be discharged. Notwithstanding the foregoing: (a) the Senior

Notes Indenture shall continue in effect solely for the purposes of allowing holders of the Senior Notes Claims to receive distributions provided for hereunder; and (b) the Debtors or Reorganized Debtors, as the case may be, shall pay all fees payable to the Senior Notes Indenture Trustee under the Senior Notes Indenture.
(e) Issuance of New Securities
     (i) On or immediately after the Effective Date, the Reorganized Debtors shall issue or reserve for issuance all securities required to be issued pursuant hereto, which shall be distributed as provided herein. The Reorganized Debtors shall execute and deliver all agreements, documents and instruments that are required to be executed pursuant to the terms hereof.
     (ii) All recipients of New Common Stock issued pursuant to the Plan are deemed to execute the Stockholders’ Agreement, and shall be further deemed to consent to and be bound by the provisions thereof.
     (iii) The Distribution Shares are subject to dilution by the issuance, if any, of New Common Stock pursuant to the Management Equity Program after the Effective Date.
(f) Creation of Retained Professional Escrow Account
     On the Effective Date, the Reorganized Debtors shall establish an escrow account, funded and maintained by the Reorganized Debtors, with the amount necessary to ensure the payment of all Accrued Professional Compensation.
(g) Corporate Governance, Directors and Officers, and Corporate Action
     (i) Corporate Action
     On the Effective Date, the adoption and filing (as necessary) of the New Organizational Documents, the appointment of directors, officers, managers, members and partners for the Reorganized Debtors, consummation of the Rights Offering, consummation of the Exit Credit Facility, and all actions contemplated thereby, shall be authorized and approved in all respects subject to the provisions hereof. The New Organizational Documents shall, among other things: (a) authorize the issuance of New Common Stock, including the Distribution Shares and New Common Stock reserved for the Management Equity Program; and (b) prohibit the issuance of non-voting securities pursuant to section 1123(a)(6) of the Bankruptcy Code. All matters provided for herein involving the corporate structure of the Reorganized Debtors and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, officers or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate directors and officers of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of, and on behalf of, the Reorganized Debtors.
     (ii) Directors and Officers of the Reorganized Debtors
          (A) The composition of the New Board shall be determined pursuant to the Stockholders’ Agreement.
          (B) The Debtors will disclose in the Plan Supplement, to the extent known: (i) the identity of New Board members; and (ii) the nature of any compensation for any member of the New Board who is an “insider” (as that term is defined in section 101(31) of the Bankruptcy Code).
          (C) The directors and members of the remaining Reorganized Debtors shall be appointed by the New Board on the Effective Date. The Debtors’ current management will continue as the management of the Reorganized Debtors, subject to review of the New Board. Each such director, officer and member shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and applicable state corporation law.

(h) Rights Offering, Alternative Transactions, and Exit Financing
     (i) On the Effective Date, the Debtors shall consummate the Rights Offering and, to the extent applicable, Backstop Rights Purchase Agreement.
     (ii) On the Effective Date, Reorganized Dura Automotive Systems, Inc., as a borrower, and the Reorganized Debtors, as guarantors, will consummate the Exit Credit Facility.
     (iii) Notwithstanding 4(h)(i) and 4(h)(ii), the Debtors, in the exercise of their fiduciary duties, may consummate on the Effective Date an alternative transaction that renders the Rights Offering, Backstop Rights Agreement or Exit Credit Facility no longer practicable if it: (a) constitutes a higher or better offer; (b) results in more favorable economic or other treatment to holders of General Unsecured Claims; and (c) is approved by the Bankruptcy Court on or prior to the date of entry of the Confirmation Order.
     (iv) From and after the Effective Date, the Reorganized Debtors shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.
5.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
(a) Assumption and Rejection of Executory Contracts and Unexpired Leases
     (i) Any executory contracts and unexpired leases that are listed in the Plan Supplement as executory contracts or unexpired leases to be assumed, or are to be assumed pursuant to the terms hereof, shall be deemed assumed by the Debtors as of immediately prior to the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.
     (ii) Any executory contracts and unexpired leases that have not expired by their own terms on or prior to the Effective Date, which the Debtors have not assumed or rejected during the pendency of the Chapter 11 Cases, which are not listed in the Plan Supplement as executory contracts or unexpired leases to be assumed, which are not to be assumed pursuant to the terms hereof, and that are not the subject of a motion pending as of the Effective Date to assume the same, shall be deemed rejected by the Debtors as of immediately prior to the Petition Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.
(b) Claims Based on Rejection of Executory Contracts or Unexpired Leases
     All proofs of claim arising from the rejection of executory contracts or unexpired leases must be filed within thirty (30) days after the earlier of: (1) the date of entry of an order of the Bankruptcy Court approving any such rejection; and (2) the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease for which proofs of claim are not timely filed within that time period will be forever barred from assertion against the Debtors, Reorganized Debtors, Estates, their successors and assigns, and their assets and properties, unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in 9(e) and 9(f).
(c) Cure of Defaults for Executory Contracts and Unexpired Leases Assumed Pursuant to the Plan
     Any monetary amounts by which any executory contract and unexpired lease to be assumed pursuant to the Plan or otherwise is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on or as soon as practicable after the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding the amount of a cure payment, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or any other matter pertaining to assumption: (1) the Debtors or Reorganized Debtors, as the case may be, retain the right to reject the applicable executory contract or unexpired lease at any time prior to the resolution of the dispute; (2) cure payments shall only be made following the entry of a Final Order resolving the dispute.
(d) Indemnification of Directors, Officers and Employees
     As of the Effective Date, all indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, articles of limited partnership, board resolutions, contracts or otherwise) for the current and former directors, members, officers, employees, attorneys, financial advisors, other professionals and agents of the Debtors and their respective Affiliates shall be deemed to have been assumed by the Reorganized Debtors, and shall survive effectiveness of the Plan.
(e) Assumption of D&O Insurance Policies
     (i) As of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ unexpired directors’ and officers’ liability insurance policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired directors’ and officers’ liability insurance policies, which policies shall be listed in the Plan Supplement. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the unexpired directors’ and officers’ liability insurance policies, and each such indemnity obligation will be deemed and treated as an executory contract that has been assumed by the Debtors under the Plan as to which no proof of claim need be filed.
     (ii) On or before the Effective Date, the Debtors shall obtain sufficient tail coverage for a period of six (6) years under a directors’ and officers’ insurance policy for current and former officers and directors of the Debtors.
(f) Compensation and Benefit Programs
     (i) Notwithstanding 5(a), all Compensation and Benefits Programs shall be treated as executory contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:
          (A) Compensation and Benefits Programs specifically rejected pursuant to the Plan (to the extent that any such rejection does not violate the Bankruptcy Code, including, but not limited to, sections 1114 and 1129(a)(13) thereof);
          (B) all employee equity or equity-based incentive plans;
          (C) Compensation and Benefits Programs listed in the Plan Supplement as executory contracts to be rejected;
          (D) Compensation and Benefits Programs that have previously been rejected; and
          (E) Compensation and Benefits Programs that, as of the entry of the Confirmation Order, are the subject of pending rejection procedures or a motion to reject, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.
     (ii) Any assumption of Compensation and Benefits Programs pursuant to this 5(f) shall be deemed effected without regard to the occurrence of the assumption, Effective Date or consummation of any transaction contemplated hereby, and without triggering any applicable change of control, immediate vesting, termination, or similar provisions therein (unless a Compensation and Benefits Program counterparty timely objects to the assumption contemplated by this 5(f)(ii), in which case any such Compensation and Benefits Program shall be deemed rejected as of immediately prior to the Petition Date). No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to this 5(f) other than those applicable immediately prior to such assumption.

     (iii) Notwithstanding anything to the contrary in this 5(f), the Reorganized Debtors’ obligations, if any, to pay all “retiree benefits” (as that term is defined in section 1114(a) of the Bankruptcy Code) shall continue unless, and to the extent that, any such retiree benefits have been modified in accordance with section 1114 of the Bankruptcy Code.
     (iv) The Plan Supplement contains a non-exclusive list of Compensation and Benefits Programs to be assumed pursuant to this 5(f).
(g) Collective Bargaining Agreements
     Notwithstanding 5(a), all unexpired collective bargaining agreements shall be treated as executory contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for collective bargaining agreements: (1) specifically assumed and assigned pursuant to an order of the Bankruptcy Court; (2) as of the entry of the Confirmation Order, are the subject of pending assumption or rejection procedures or a motion to assume or reject; or (3) as of the entry of the Confirmation Order, are the subject of pending settlement proceedings or a motion to authorize a settlement.
(h) Workers’ Compensation Programs
     As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (1) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (2) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All proofs of Claim on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided however, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.
6.
PROVISIONS GOVERNING DISTRIBUTIONS
(a) Distributions for Claims Allowed as of the Effective Date
     Except as otherwise provided herein or as may be ordered by the Bankruptcy Court, the Debtors, or the Reorganized Debtors, as the case may be, shall make distributions on the Effective Date or as soon as reasonably practicable thereafter on account of all Allowed Claims that are entitled to receive distributions under the Plan, and shall make further distributions to holders of Claims that subsequently are determined to be Allowed Claims. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Common Stock to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed.
(b) Delivery of Distributions
     (i) New Common Stock
     New Common Stock to be distributed under the Plan shall be transferred to the Depository Trust Company on behalf of each applicable recipient, and thereafter shall be subject to those restrictions on holding and transferring New Common Stock set forth in the Stockholders’ Agreement.
     (ii) Other Distributions
     Distributions other than New Common Stock to holders of Allowed Claims shall be made at the address of the holder of such Claim as of the Effective Date; provided, however, that the manner of such distributions shall be determined at the reasonable discretion of the Debtors or Reorganized Debtors, as the case may be.

     (iii) Address of Record
     The address of the holder of a Claim shall be, for purposes of distributions made pursuant to the Plan, the address set forth in any proof of Claim filed by such holder, or, in the absence of such a proof of Claim, the address set forth in the Debtors’ or Reorganized Debtors’ books and records.
     (iv) Undeliverable Distributions
          (A) Holding of Certain Undeliverable Distributions
     If any distribution to a holder of an Allowed Claim is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such holder unless and until the Reorganized Debtors are notified in writing of such holder’s then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to 6(b)(iv)(B), until such time as any such distributions become deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind. As soon as reasonably practicable, the Reorganized Debtors shall make all distributions that become deliverable.
          (B) Failure to Claim Undeliverable Distributions
     In an effort to ensure that all holders of Allowed Claims receive their allocated distributions, the Reorganized Debtors will file with the Bankruptcy Court sixty (60) days after the Effective Date a listing of the holders of undeliverable distributions. This list will be maintained for as long as the bankruptcy case stays open. Any holder of an Allowed Claim, irrespective of when a Claim became an Allowed Claim, that does not assert a Claim pursuant hereto for an undeliverable distribution (regardless of when not deliverable) within the later of (i) one (1) year after the Effective Date, and (ii) sixty (60) days after the date such Claim becomes an Allowed Claim, shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtors, free of any restrictions thereon; and (ii) any New Common Stock reserved for issuance on account of such Claims shall be canceled and of no further force or effect. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any holder of an Allowed Claim.
     (v) Compliance with Tax Requirements/Allocations
     In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. For tax purposes, distributions received by holders in full or partial satisfaction of Allowed Claims will be allocated first to unpaid interest that accrued on such Claims, with any excess allocated to the principal amount of Allowed Claims.
(c) Timing of Distributions
     Distributions shall be made on the dates set forth in 2, 3, and 7.
(d) Minimum Distribution
     Any other provision of the Plan notwithstanding, the Debtors or Reorganized Debtors, as the case may be, will not be required to make distributions of Cash less than $50 in value or of New Common Stock less than $1000 in value, and each such Claim to which this limitation applies shall be discharged pursuant to 9(e), and its holder forever barred pursuant to 9(f) from asserting that Claim against the Reorganized Debtors or their property.
(e) Setoffs
     The Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim; provided that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.
7.
PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT
AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS
(a) Resolution of Disputed Claims
     (i) Prosecution of Claims Objections
     The Debtors, prior to the Effective Date, and thereafter the Reorganized Debtors, shall have the exclusive authority to file objections on or before the Claims Objection Bar Date, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether classified or otherwise, and to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code or any other authority. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Cause of Action or Claim without any further notice to or approval of the Bankruptcy Court.
     (ii) Claims Estimation
     The Debtors or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.
     (iii) Payments and Distributions on Disputed Claims
     Notwithstanding any provision herein to the contrary, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of any such disputes by settlement or Final Order. On the date or, if such date is not a Business Day, on the next successive Business Day that is twenty (20) calendar days after the end of the calendar quarter in which a Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim will receive all payments and distributions to which that holder is then entitled under the Plan. Notwithstanding the foregoing, any holder of both an Allowed Claim and a Disputed Claim in the same Class of Claims will not receive payment or distribution in satisfaction of any such Allowed Claim, except as otherwise agreed by the Reorganized Debtors in their sole discretion or ordered by the Bankruptcy Court, until all such Disputed Claims are resolved by settlement or Final Order. In the event that there are Claims that require adjudication or other resolution, the Debtors and Reorganized Debtors reserve the right to, or shall upon an order of the Bankruptcy Court, establish appropriate reserves for potential payment of any such Claims.
(b) Claims Allowance
     Except as expressly provided herein or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the

Confirmation Order) in the Chapter 11 Cases allowing such Claim. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors will have and shall retain after the Effective Date any and all rights and defenses that the Debtors had with respect to any Claim as of the Petition Date. All Claims of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed disallowed as of the Effective Date unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be.
(c) Allowed Claims
     Entry of the Confirmation Order shall deem, for all purposes in the Chapter 11 Cases: (1) DIP Facility Claims to be Allowed DIP Facility Claims in the then-outstanding amount, pursuant to the Final DIP Order, as of the Effective Date; (2) Second Lien Facility Claims to be Allowed Second Lien Facility Claims in the amount of $225,000,000, plus outstanding interest, fees and expenses payable pursuant to the Final DIP Order, but not otherwise paid, as of the Effective Date; (3) Senior Notes Claims to be Allowed Senior Notes Claims in the amount of $418,687,500; (4) Subordinated Notes Claims to be Allowed Subordinated Notes Claims in the amount of $560,718,785; and (5) Convertible Subordinated Debentures Claims to be Allowed Convertible Subordinated Debentures Claims in the amount of $58,336,856.
8.
CONDITIONS PRECEDENT TO THE EFFECTIVE DATE
(a) Conditions Precedent to the Effective Date
     The following are conditions precedent to the Effective Date that must be satisfied or waived in accordance with 8(b):
     (i) The New Organizational Documents shall have been, as applicable: (A) delivered or tendered for delivery; (B) executed; (C) consummated; and/or (D) filed.
     (ii) The New Board shall have been appointed.
     (iii) The Exit Credit Facility shall have been consummated.
     (iv) The Rights Offering shall have been consummated.
     (v) The Debtors shall have paid the Backstop Party the “Backstop Commitment Approval Fee” (as that term is defined in the Backstop Rights Purchase Agreement).
     (vi) If holders of Senior Notes Claims do not purchase all of the Rights Offering Shares as part of the Rights Offering, the Backstop Party’s obligation to purchase remaining Rights Offering Shares under the Backstop Rights Purchase Agreement shall have been triggered.
     (vii) The Canadian Recognition Order shall have been issued; provided, however, that entry of the Canadian Recognition Order shall only be a condition to the Effective Date with regard to those Debtors incorporated, formed or otherwise organized under Canadian law.
(b) Waiver of Conditions
     The Debtors may, at any time, subject to 4(h)(iii) and their obligations under the Backstop Rights Purchase Agreement, waive any of the conditions to the Effective Date set forth in 8(a) without notice to or order of the Bankruptcy Court.
(c) Non-Occurrence of Conditions
     If the Effective Date does not occur on or before January 31, 2008, or such other later date as the Debtors may determine upon notice to the Bankruptcy Court, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Cause of Action or Claim; (2) constitute an admission, acknowledgment, offer or undertaking in any respect by any party, including the Debtors; or (3) otherwise prejudice in any manner the rights of any party, including the Debtors.
9.
RELEASE, INJUNCTIVE AND RELATED PROVISIONS
(a) Compromise and Settlement
     Pursuant to section 363 of the Bankruptcy Code and Fed.R.Bankr.P. 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and Equity Interests. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all Claims and Equity Interests, as well as a finding by the Bankruptcy Court that such compromise or settlement is fair, equitable, reasonable, and in the best interests of the Debtors, Estates, and holders of Claims and Equity Interests.
(b) Releases
     (i) Releases by the Debtors. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, for the good and valuable consideration provided by each of the Releasees, including, but not limited to: (a) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan or otherwise; and (b) the services of the Debtors’ present and former officers and directors in facilitating the expeditious implementation of the restructuring contemplated by the Plan, and in view of the indemnification pursuant to 5(d); each of the Debtors shall provide a full discharge and release to the Releasees (and each such Releasee so released shall be deemed released and discharged by the Debtors) and their respective properties from any and all Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those that any of the Debtors or the Reorganized Debtors would have been legally entitled to assert (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or Estates and further including those in any way related to the Rights Offering, New Organizational Documents, Chapter 11 Cases, or the Plan; provided, however, that the foregoing provisions of this 9(b)(i) shall not operate to waive or release from any Causes of Action expressly set forth in and preserved by the Plan or Plan Supplement; provided, further, that the foregoing provisions of this 9(b)(i) shall not operate to waive or release any Causes of Action accrued by the Debtors in the ordinary course of business against holders of Other General Unsecured Claims.
     (ii) Third Party Release. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, the Releasing Parties shall provide a full discharge and release (and each Entity so released shall be deemed released by the Releasing Parties) to the Debtors, Reorganized Debtors, each of their respective Representatives (each of the foregoing in its individual capacity as such), and their respective property from any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including those in any way related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Plan, Disclosure Statement, Backstop Rights Purchase Agreement, Rights Offering, New Organizational Documents, or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan, Rights Offering or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing provisions of this

9(b)(ii) shall not operate to waive or release any of the Causes of Action expressly set forth in and preserved by the Plan or Plan Supplement or any defenses to Causes of Action retained by the Debtors; provided, further, that the foregoing provisions of this 9(b)(ii) shall not operate to waive or release any Allowed Claims of Releasing Parties treated under the Plan.
     (iii) Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases set forth in this 9(b) pursuant to Fed.R.Bankr.P. 9019 and its finding that they are: (a) in exchange for good and valuable consideration, representing a good faith settlement and compromise of the Claims and Causes of Action thereby released; (b) in the best interests of the Debtors and all holders of Claims; (c) fair, equitable, and reasonable; (d) approved after due notice and opportunity for hearing; and (e) a bar to any of the Debtors, Reorganized Debtors or Releasing Parties asserting any Claim or Cause of Action thereby released.
(c) Exculpation
     Notwithstanding anything contained in the Plan to the contrary, the Exculpated Parties shall neither have nor incur any liability to any Entity for any and all claims and causes of action arising on or after the Petition Date, including any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Plan, the Disclosure Statement, Backstop Rights Purchase Agreement, Rights Offering, New Organizational Documents, or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan, Rights Offering or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing provisions of this 9(c) shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents; provided, further, that the foregoing provisions of this 9(c) shall not apply to any acts or omissions expressly set forth in and preserved by the Plan or Plan Supplement.
(d) Preservation of Rights of Action
     (i) Vesting of Causes of Action
          (A) Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that the Debtors may hold against any Entity shall vest upon the Effective Date in the Reorganized Debtors.
          (B) Except as otherwise provided in the Plan or Confirmation Order, after the Effective Date, the Reorganized Debtors shall have the exclusive right to institute, prosecute, abandon, settle, or compromise any Causes of Action, in their sole discretion and without further order of the Bankruptcy Court, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases.
          (C) Causes of Action and any recoveries therefrom shall remain the sole property of the Debtors and Reorganized Debtors, as the case may be, and holders of Claims shall have no right to any such recovery.
     (ii) Preservation of All Causes of Action Not Expressly Settled or Released
          (A) Unless a Cause of Action against a holder or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including the Confirmation Order), the Debtors expressly reserve such Cause of Action for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances which may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such

Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Causes of Action have been released in the Plan (including, without limitation, and for the avoidance of doubt, the releases contained in 9(b)(i)) or any other Final Order (including the Confirmation Order). In addition, the Debtors and Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.
          (B) Subject to the immediately preceding paragraph, any Entity to whom the Debtors have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from the Debtors or a transfer of money or property of the Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that any such obligation, transfer, or transaction may be reviewed by the Reorganized Debtors subsequent to the Effective Date and may be the subject of an action after the Effective Date, regardless of whether: (i) such Entity has filed a proof of claim against the Debtors in the Chapter 11 Cases; (ii) the Debtors or Reorganized Debtors have objected to any such Entity’s proof of claim; (iii) any such Entity’s Claim was included in the Schedules; (iv) the Debtors or Reorganized Debtors have objected to any such Entity’s scheduled Claim; or (v) any such Entity’s scheduled Claim has been identified by the Debtors or Reorganized Debtors as disputed, contingent, or unliquidated.
     (iii) Second Lien Litigation
     After the date of entry of the Confirmation Order (unless revoked), the Debtors and Reorganized Debtors may not pursue the Second Lien Litigation, and after the Effective Date, any Cause of Action arising from or related to the Second Lien Litigation shall be relinquished, released and discharged. No other Entity, including, but not limited to, the Creditors’ Committee, Senior Notes Indenture Trustee, indenture trustees under the Subordinated Notes Indentures, and any holders of Claims, may maintain any action based on the Second Lien Litigation.
(e) Discharge of Claims and Termination of Equity Interests
     Except as otherwise provided herein, and irrespective of any prior orders of this or any other court of competent jurisdiction, on the Effective Date, and effective as of the Effective Date: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and Debtors-in-Possession, or any of their assets, property or Estates; (2) the Plan shall bind all holders of Claims and Equity Interests, regardless of whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; and (3) all Claims against and Equity Interests in the Debtors and Debtors-in-Possession shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including, without limitation, any liability of the kind specified under section 502(g) of the Bankruptcy Code; provided, however, that nothing in this Plan shall discharge any liabilities of the Debtors, or Reorganized Debtors, as the case may be, arising after the entry of the Confirmation Order or that is not otherwise a claim within the meaning of section 101(5) of the Bankruptcy Code, nor shall the Plan preclude a governmental entity from asserting any such liabilities against the Reorganized Debtors; and provided, further, that nothing in the Plan shall discharge any liability to a governmental entity under applicable environmental laws that a Reorganized Debtor or any other Entity may have as the owner or operator of real property on and after the entry of the Confirmation Order.
(f) Injunction
     (i) From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner against the Debtors or Reorganized Debtors, their successors and assigns, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.
     (ii) Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, from and after the Effective Date, all Entities shall be precluded from asserting against the Debtors, Debtors-in-Possession, Estates, Reorganized Debtors, their successors and assigns, and their assets and properties, any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.
     (iii) The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction of Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtors or any of their assets or properties. On the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied and released in full.
     (iv) Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, all Parties and Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Equity Interest satisfied and released hereby, from:
          (A) commencing or continuing in any manner any action or other proceeding of any kind against any Debtor or any Reorganized Debtor, their successors and assigns, and their assets and properties;
          (B) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Debtor or any Reorganized Debtor, their successors and assigns, and their assets and properties;
          (C) creating, perfecting, or enforcing any encumbrance of any kind against any Debtor or any Reorganized Debtor or the property or estate of any Debtor or any Reorganized Debtor;
          (D) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Debtor or any Reorganized Debtor or against the property or estate of any the Debtor or any of Reorganized Debtor, except to the extent a right to setoff, recoupment or subrogation is asserted with respect to a timely filed proof of claim; or
          (E) commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Equity Interest or Cause of Action released or settled hereunder.
10.
RETENTION OF JURISDICTION
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as is legally permissible, including, but not limited to, jurisdiction to:
     (i) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;
     (ii) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;
     (iii) resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to any amendment to the Plan after the Effective Date pursuant to 11(e) adding executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed;
     (iv) ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

     (v) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however, that the Reorganized Debtors shall reserve the right to commence actions in all appropriate jurisdictions;
     (vi) enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, the New Organizational Documents and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, Plan Supplement or the Disclosure Statement;
     (vii) resolve any cases, controversies, suits or disputes that may arise in connection with the Effective Date, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
     (viii) issue injunctions, enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the Effective Date or enforcement of the Plan, except as otherwise provided in the Plan;
     (ix) enforce 9(a), 9(b)(ii) and 9(c);
     (x) enforce the Injunction set forth in 9(f);
     (xi) resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in 9, and enter such orders as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;
     (xii) enter and implement such orders as necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;
     (xiii) resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan or the Disclosure Statement; and
     (xiv) enter an order and/or the decree contemplated in Fed.R.Bankr.P. 3022 concluding the Chapter 11 Cases.
11.
MISCELLANEOUS PROVISIONS
(a) Effectuating Documents, Further Transactions and Corporate Action
     (i) The Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof and the securities issued pursuant hereto.
     (ii) Prior to, on or after the Effective Date, as applicable, all matters provided for hereunder that would otherwise require approval of the shareholders or directors of the Debtors or Reorganized Debtors shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date, as applicable, pursuant to applicable state law, including the general corporation law of the state of Delaware, without any requirement of further action by shareholders, directors, managers or partners of the Debtors or Reorganized Debtors.
(b) Dissolution of Creditors’ Committee
     On the Effective Date, the Creditors’ Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that after the entry of the Confirmation Order, the Creditors’ Committee’s functions shall be restricted to, and the Creditors’ Committee shall not be heard on any issue except, obtaining a Final Order of the Bankruptcy Court authorizing or approving Accrued Professional Compensation of its Retained Professionals.

(c) Post-Confirmation, Pre-Effective Date Professionals’ Fees and Final Fee Applications
     (i) The Debtors or Reorganized Debtors, as the case may be, may pay reasonable, documented fees of Retained Professionals incurred after the entry of the Confirmation Order, and prior to the Effective Date, without further order of the Bankruptcy Court.
     (ii) The deadline for submission by Retained Professionals of applications for Bankruptcy Court approval of Accrued Professional Compensation shall be sixty (60) days after the Effective Date, and all such applications shall be subject, to the extent applicable, to the procedures set forth in the Fee Auditor Order.
(d) Payment of Statutory Fees
     All fees payable pursuant to section 1930 of title 28 of the United States Code after the Effective Date, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid prior to the closing of the Chapter 11 Cases on the earlier of when due or the Effective Date, or as soon thereafter as practicable.
(e) Modification of Plan
     Subject to the limitations contained in the Plan: (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.
(f) Revocation of Plan
     The Debtors reserve the right to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Confirmation Order or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.
(g) Successors and Assigns
     The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.
(h) Governing Law
     Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflict of laws thereof.
(i) Reservation of Rights
     Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) any Debtor with respect to the holders of Claims or Equity Interests or other parties-in-interest; or (2) any holder of a Claim or other party-in-interest prior to the Effective Date.

(j) Section 1145 Exemption
     (i) The shares of New Common Stock comprising the Unsecured Creditor Equity Distribution, as issued pursuant to the Plan, are exempt from registration under the Securities Act to the maximum extent permitted by section 1145 of the Bankruptcy Code and other applicable law.
     (ii) The Rights Offering Shares and shares of New Common Stock reserved for the Management Equity Program will be exempt from registration under the Securities Act by virtue of section 4(2) thereof or Regulation D promulgated thereunder, as well as, to the extent applicable, section 1145 of the Bankruptcy Code.
(k) Section 1146 Exemption
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.
(l) Section 1125(e) Good Faith Compliance
     The Debtors, Reorganized Debtors, Backstop Party, holders of Senior Notes Claims that purchase Rights Offering Shares through the Rights Offering, Creditors’ Committee, Canadian Information Officer, and each of their respective Representatives, shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.
(m) Further Assurances
     The Debtors, Reorganized Debtors, all holders of Claims receiving distributions hereunder and all other parties-in-interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.
(n) Service of Documents
     Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors shall be sent by first class U.S. mail, postage prepaid to:
Dura Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, MI 48309
Attn: Lawrence A. Denton, Chief Executive Officer
with a copy to:
Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Attn: Marc Kieselstein, P.C., and Roger J. Higgins

(o) Filing of Additional Documents
     On or before the Effective Date, the Debtors may file with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.
(p) No Stay of Confirmation Order
     The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Fed.R.Bankr.P. 3020(e) and 7062.
(q) Aid and Recognition
     The Debtors or Reorganized Debtors, as the case may be, shall, as needed to effect the terms hereof, request the aid and recognition of any court or judicial, regulatory or administrative body in any province or territory of Canada or any other nation or state.
[remainder of page intentionally blank]

Respectfully submitted, as of the date first set forth above,

Adwest Electronics Inc.	/s/	Its:

Atwood Automotive, Inc.	/s/	Its:

Atwood Mobile Products, Inc.	/s/	Its:

Automotive Aviation Partners, LLC	/s/	Its:

Creation Group Holdings, Inc.	/s/	Its:

Creation Group Transportation, Inc.	/s/	Its:

Creation Group, Inc.	/s/	Its:

Creation Windows, Inc.	/s/	Its:

Creation Windows, LLC	/s/	Its:

Dura Aircraft Operating Company, LLC	/s/	Its:

Dura Automotive Canada ULC	/s/	Its:

Dura Automotive Systems (Canada), Ltd.	/s/	Its:

Dura Automotive Systems Cable Operations, Inc.	/s/	Its:

Dura Automotive Systems, Inc.	/s/	Its:

Dura Automotive Systems of Indiana, Inc.	/s/	Its:

Dura Brake Systems, L.L.C.	/s/	Its:

Dura Cables North LLC	/s/	Its:

Dura Cables South LLC	/s/	Its:

Dura Canada LP	/s/	Its:

Dura Fremont L.L.C.	/s/	Its:

Dura Gladwin L.L.C.	/s/	Its:

Dura Global Technologies, Inc.	/s/	Its:

Dura G.P.	/s/	Its:

Dura Holdings Canada LP	/s/	Its:

Dura Holdings ULC	/s/	Its:

Dura Mancelona L.L.C.	/s/	Its:

Dura Ontario, Inc.	/s/	Its:

Dura Operating Canada LP	/s/	Its:

Dura Operating Corp.	/s/	Its:

Dura Services L.L.C.	/s/	Its:

Dura Shifter L.L.C.	/s/	Its:

Dura Spicebright, Inc.	/s/	Its:

Kemberly, Inc.	/s/	Its:

Kemberly, LLC	/s/	Its:

Mark I Molded Plastics of Tennessee, Inc.	/s/	Its:

Patent Licensing Clearinghouse L.L.C.	/s/	Its:

Spec Temp, Inc.	/s/	Its:

Trident Automotive Canada Co.	/s/	Its:

Trident Automotive, L.L.C.	/s/	Its:

Trident Automotive, L.P.	/s/	Its:

Trident Automotive Limited	/s/	Its:

Universal Tool & Stamping Company, Inc.	/s/	Its: